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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Directors of Unitrin, Inc.:


We consent to incorporation by reference in Registration Statements 333-31423 of Unitrin, Inc., on Form S-4, and 33-58300, 33-47530, 333-4530 and 333-38981 of
Unitrin, Inc., on Form S-8, of our reports dated January 7, 1998, relating to the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and shareholders' equity and related financial statement schedules for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 Annual Report on Form 10-K of Unitrin, Inc.



                                    /s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 6, 1998